1/6/97


                             REQUIREMENTS AGREEMENT


         THIS REQUIREMENTS AGREEMENT (the "Agreement"), made effective as of January 6, 1996, is by and between POROUS MEDIA CORPORATION, a Minnesota corporation which has its principal place of business at 1350 Hammond Road, St. Paul, Minnesota 55110 ("Porous"), and WTC INDUSTRIES, INC., a Minnesota corporation which has its principal place of business at 14405 21st Avenue North, Minneapolis, Minnesota 55447 ("WTC").

                                   BACKGROUND

         A. Porous manufactures and assembles cyst filters, as identified by internal Porous product number DFE12025M03B-Y (which product, together with all improvements, enhancements and modifications thereto, whether now existing or hereafter arising, plus all other cyst filters produced by Porous and sold to WTC, shall be referred to herein as the "Filters").

         B. WTC assembles, markets and sells throughout the world the PENTAPURE(R) water purification system (formerly referred to as the OASIS water purification system) and the SPRING(TM) water filtration system, both of which are personal water treatment systems that can be used to remove cryptosporidium and giardia cysts, as well as other particulates and organisms, from water. Those two products, together with all improvements, enhancements and modifications to those two products, whether now existing or hereafter arising, shall be referred to herein as the "Systems".

         C. The Systems require cyst filters similar to the Filters manufactured by Porous.

         D. Porous has agreed to manufacture and sell to WTC all of WTC's requirements for Filters, and WTC has agreed to purchase all of its requirements of cyst filters for its Systems exclusively from Porous, in accordance with the terms and conditions of this Agreement.

         Wherefore, the parties agree as follows:

                                      TERMS

                                    ARTICLE I
                         EXCLUSIVITY; MINIMUM QUANTITIES

1.1 Exclusive. During the 5-year period commencing April 1, 1997 and ending March 31, 2002 (the "Term"), WTC shall purchase from Porous all of WTC's requirements for cyst filters used in the Systems (including WTC's requirements for cyst filters used in replacement parts and cartridges for the Systems), and Porous shall sell to WTC all of WTC's cyst filter requirements for the Systems. Porous agrees not to sell Filters during the Term to third parties for use in products which compete with the Systems or for resale as an aftermarket replacement part for the Systems.

1.2 Minimum Purchases and Sales. During each 12-month period beginning on April 1 throughout the Term (each such 12-month period is a "Year"), WTC shall purchase a minimum of 100,000 Filters from Porous and Porous shall sell to WTC all of WTC's cyst filter requirements for the Systems during each Year.

1.3      Definitions.

         (A) For all purposes of this Agreement, Filters will be deemed to be "purchased" by WTC and "sold" by Porous in the Year in which WTC delivers the purchase order for those Filters to Porous, but only if WTC pays Porous the amount due under the invoice for those Filters by the date payment is due pursuant to Sections 6.4.

         (B) Each 3-month period beginning on April 1, July 1, October 1 and January 1 throughout the Term is a "Quarter".

                                   ARTICLE II
                       TOOLING; MANUFACTURING INFORMATION

2.1 Tooling. WTC shall deliver all of the tooling (the "Tooling") for cyst filters used by WTC's current cyst filter supplier to Porous as soon as possible after the date hereof, but in no event later than 45 days after the effective date of this Agreement. Upon the termination, for any reason, of this Agreement, Porous must promptly return the Tooling to WTC, at Porous's sole expense, in the same condition the Tooling was in on the date WTC delivered the Tooling to Porous, normal wear and tear excepted. At all times, WTC retains title to the Tooling and Porous must not transfer or subject the Tooling to any lien or other encumbrance. Porous must only use the Tooling for the sole purpose of producing Filters for WTC.

2.2      WTC Information.

         (A) WTC shall deliver to Porous, contemporaneously with the execution of this Agreement, copies of the bill of materials and specifications for the Systems, a copy of the list of vendors currently supplying materials and parts to WTC for the Systems and copies of such other information, documentation and drawings directly related to the Systems as Porous may reasonably request to enable Porous to manufacture the Systems (collectively, the "WTC Information"). Until this Agreement is terminated, Porous may request updates of the WTC Information at the end of each Quarter to reflect ongoing developments in the WTC Information.

         (B) Porous acknowledges that the WTC Information is confidential and constitutes proprietary information of WTC. Except as provided in Article XV, Porous shall not make any use of the WTC Information, either for itself (except solely to meet its obligations under this Agreement) or for the benefit of any third party. Porous shall use all reasonable efforts to prevent any disclosure of the WTC Information to any third party, including, without limitation, Porous's employees and agents for whom knowledge of the WTC Information is not essential to the performance of Porous's obligations under this Agreement, except as provided in Article XV.

         (C) Except as provided in Article XV, upon the termination of this Agreement, for any reason, Porous shall promptly redeliver all written WTC Information, contained in or on any media, to WTC, including, without limitation, all copies of the WTC Information, on whatever media, and all other materials containing or reflecting any information about the WTC Information (whether prepared by WTC or otherwise) and Porous shall not retain any copies, extras or other reproductions, in whole or in part, of the WTC Information, and such redelivery shall be certified in writing by an authorized officer of Porous supervising such redelivery.

         (D) Notwithstanding the provisions of Sections 2.2(A) through (C), Porous is not under any obligation to preserve the confidentiality of, or be restricted in the use of, any information which

                  (1) becomes generally available to the public other than as a result of a disclosure by Porous or Porous's directors, officers, employees, agents or advisors, or

                  (2) becomes available to Porous on a non-confidential basis from a source other than WTC, its officers, employees, agents, or its advisors, provided that such source is not bound by a confidentiality agreement with or other obligation of secrecy to WTC or another party.

                                   ARTICLE III
                              FORECAST FOR FILTERS

         On the first business day of each Quarter, WTC shall provide Porous with a written 6-month forecast of its estimated monthly Filter orders for the six-month period beginning on such day (a "6-Month Forecast") as well as a forecast of its estimated Filter orders each remaining Year in the Term. Porous acknowledges that such forecasts are for Porous's convenience only and agrees that none of the forecasts create any liability or obligation of WTC to submit orders or make purchases matching or approximating those forecasts.

                                   ARTICLE IV
                                    ORDERING

         WTC shall order all Filters under this Agreement by delivering to Porous a written, non-cancelable purchase order. Each purchase order shall include a description of the Filter ordered (including the internal Porous product number), the quantity, the delivery date(s) and destination(s) for Filters ordered (the "Order Terms"). Porous shall not be required to deliver any Filters sooner than 30 days after WTC has delivered the purchase order for those particular Filters. Upon receipt of each purchase order, Porous must deliver the Filters orders pursuant to the order and this Agreement.

                                    ARTICLE V
                                    SHIPPING

5.1 Timing of Delivery. During each calendar month, Porous must deliver for shipment to WTC the number of Filters ordered by WTC in each purchase order delivered to Porous during each such month no later than 5 business days after the delivery date specified in each such purchase order, up to a maximum of 125% of the estimated number of Filters listed in the most recent 6-Month Forecast for that month. Porous must use its best efforts to deliver for shipment to WTC that number of Filters ordered in excess of that percentage as promptly as reasonably possible. Porous acknowledges and agrees that time is of the essence with respect to the delivery of Filters in accordance with this Section 5.1.

5.2 Shipping. Filters must be shipped F.O.B. Porous's plant. Porous shall make packaged products available to UPS, or such other carrier as WTC may request, at Porous's place of business for shipping to the destination(s) specified in each of WTC's purchase orders. At the time Porous makes a delivery of ordered Filters, it shall simultaneously provide WTC with a certification to the effect that the Filters delivered meet or exceed the minimum performance specifications described in Article VII below.

5.3 Carrier Expenses. WTC shall pay and be responsible for all expenses of carrier expenses and shall bear the risk of loss once Porous has delivered the packaged products to a carrier as provided in paragraph
         5.2 above.

                                   ARTICLE VI
                              PRICE TERMS; PAYMENT

6.1 Price. The price charged WTC by Porous for each Filter purchased by WTC which has the internal Porous product number DFE12025M03B-Y is determined by the cumulative number of such Filters purchased each Year. The first 50,000 such Filters purchase in each Year by WTC must be sold by Porous for $1.80 per Filter. After the cumulative number of such Filters purchased by WTC reaches 50,000 units, the price of each such Filter will decrease in accordance with the prices set forth in the following table:



        CUMULATIVE QUANTITY PURCHASED               PRICE/FILTER
        -----------------------------               ------------
50,001 through 100,000                                 $1.65
100,001 through 175,000                                 1.50
175,001 through 400,000                                 1.30
400,001 through 1,000,000                               1.10
1,000,001 through 2,500,000                             0.90
2,500,001 through 5,000,000                             0.85
5,000,001 and over                                      0.80

6.2 Price Adjustments. The prices set forth in Section 6.1 shall be each be increased by 2.5% per year effective April 1, 1998 and each subsequent April 1st.

6.3 Invoicing and Payment. Porous must date each invoice for each purchase order WTC delivers to Porous no earlier than the date on which all of the Filters requested under each purchase order have been shipped. WTC must pay the amount of the invoice net 30 from date of invoice.

6.4 Guarantee. Notwithstanding the foregoing, WTC has contemporaneously delivered to Porous a Guarantee in the form attached hereto as Exhibit A pursuant to which Robert C. Klas, Sr. has personally guaranteed WTC's obligations under this Agreement, subject to a maximum cumulative liability under the guarantee of $100,000 (the "Guarantee").

                                   ARTICLE VII
                              PERFORMANCE STANDARDS

         All Filters delivered to WTC by Porous must, at a minimum, meet the performance specifications set forth on Schedule 7 attached to this Agreement.

                                  ARTICLE VIII
                       LIMITED WARRANTY; PRODUCT LIABILITY

8.1      Warranty.

         (A) Porous warrants to WTC and all purchasers of WTC products containing the Filters sold to WTC during the Term, that for a period of six (6) months from the date of shipment from the originating factory that at the time of shipment the Filters will be free from defects in material and workmanship for normal use and service, such defects including, without limitation, a failure of the Filters to meet the performance standard set forth in Article VII. This warranty does not extend to Filters subjected to misuse, neglect, accident or improper installation, or to Filters which have been altered or repaired by anyone other than Porous. WTC, or any person receiving the Filters sold to WTC during the Term, shall contact Porous as soon as any defect becomes known and, upon delivery of the defective Filter(s) to Porous, Porous must promptly repair or replace the defective Filter(s). Porous's sole obligation under this warranty is limited to repair or replacement of the defective Filter(s), as Porous deems appropriate, or refund of the purchase price. If Porous elects to repair the defective Filter(s) and if Porous is unable to repair those Filter(s) after two attempts, Porous must promptly replace the defective Filter(s). All repaired or replaced Filters will be shipped to WTC with transportation charges paid by Porous to any destination in the United States, excluding Alaska and Hawaii. For the latter two states and all other countries, transportation charges will be paid by Porous to the nearest port of export. If, after notifying Porous of a defect, WTC returns the Filter(s) to Porous for repair and Porous reasonably determines that it has not breached the foregoing warranty, WTC will be assessed Porous's regular reconditioning charges.

         (B) THIS WARRANTY IS OFFERED IN LIEU OF ANY OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING (WITHOUT LIMITATION) THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. POROUS SHALL NOT BE LIABLE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING FROM DEFECTIVE FILTERS.

                                   ARTICLE IX
                      REMEDIES AND LIMITATION OF LIABILITY

9.1      Product Warranty. With respect to Porous's warranty obligations under
         Section 8.1, WTC's exclusive remedy is replacement or refund. Porous will not be liable to WTC, or its agents or purchasers, or to any third party, for any indirect, collateral, special, incidental or consequential loss, personal injury, damage or expense (including without limitation, loss of profits, or goodwill and any losses arising from claims by third parties) arising, directly or indirectly, from the sale or use of the Filters whether such claim is based on warranty, tort, contract, negligence, strict liability or on any other basis. Under no circumstances will the liability of Porous to WTC under
         Article VIII exceed the amount paid by WTC to Porous for the Filters.

                                    ARTICLE X
                                     PATENTS

10.1 Indemnification. Porous shall indemnify and hold harmless WTC and any other person or entity receiving the Filters sold to WTC during the Term against any claim of a third party that the Filters manufactured by Porous infringe any United States Letters Patent; provided, however, that if WTC furnishes specifications to Porous, WTC shall hold Porous harmless against any such claims which arise out of compliance with the specifications. In the event that any Filters manufactured by Porous are held to constitute infringement and their use is enjoined, Porous must, if Porous is unable, after using its best efforts and within a reasonable period of time, to secure for WTC the right to continue using such Filters, either by suspension of the injunction or by securing a license or otherwise, at Porous's sole own expense, either replace the infringing Filters at WTC's place of business with non-infringing Filters, or modify the infringing Filters so that they become non- infringing, or accept from WTC the return of the enjoined Filters and refund to WTC the purchase price thereof.

10.2 Discontinuance of all Sales and Purchases. Whenever Porous deems it necessary or expedient for the protection of Porous's patent rights or for the prevention of patent infringement litigation to discontinue the sale of Filters, WTC, upon receipt of written notice from Porous that Porous intends to discontinue the sale of Filters, shall make no further sales or use of the Filters manufactured by Porous and, except for payments due WTC pursuant to the following sentence, neither Porous nor WTC will have any further obligations under this Agreement and this Agreement will immediately terminate. WTC must return all Filters then held by WTC to Porous, at Porous' sole expense, and Porous must promptly tender payment to WTC in an amount equal to the amount paid by WTC for those returned Filters.

                                   ARTICLE XI
                              TERM AND TERMINATION

11.1 Term and Termination. The term of this Agreement commences as of the effective date hereof and continues until the last date of the Term, unless earlier terminated as provided below:

         (A) Porous may terminate this Agreement if (i) WTC is dissolved or becomes insolvent (as that term is defined in the United States Bankruptcy Code), (ii) WTC voluntarily commences or there is commenced involuntarily against WTC (and such involuntary action remains undismissed for a period of 60 days) a case under the United States Bankruptcy Code, (iii) WTC materially breaches any of its obligations under this Agreement and fails to cure such breach within 30 days of written notice of such breach. WTC will be deemed to have materially breached this Agreement if WTC fails to pay Porous for Filters in accordance with Section 6.4 or if WTC fails to meet the minimum purchase requirements under Section 1.1.

         (B) WTC may terminate this Agreement if (i) Porous is dissolved or becomes insolvent (as that term is defined in the United States Bankruptcy Code), (ii) Porous voluntarily commences or there is commenced involuntarily against Porous (and such involuntary action remains undismissed for a period of 60 days) a case under the United States Bankruptcy Code, (iii) Porous materially breaches any of its obligations under this Agreement and fails to cure such breach within 30 days of written notice of such breach, or (iv) WTC ceases to manufacture the Systems and pays Porous the termination fee provided in Section 14.2. Porous will be deemed to have materially breached this Agreement if Porous fails to deliver the number of Filters required by WTC pursuant to Sections 1.1 and 1.2, breaches its obligations under Article II or VII or breaches its delivery obligations under Section 5.1.

         (C)      Termination pursuant to Sections 10.2, 14.3 or 14.4.

11.2 Remedies on Breach. If this Agreement is terminated, the non-breaching party shall have all legal and equitable remedies available to it, including, but not limited to, the right to recover damages for breach of this Agreement (including reasonable attorneys' and accountants' fees and interest at a commercially reasonable rate).

11.3     Guarantee. In the event of a termination of this Agreement pursuant to
         Section 11.1(A), the Guarantee shall remain in full force and effect through the Term and Porous shall have the right, in addition to all other legal and equitable rights available to it, to collect the full amount guaranteed thereby to the extent not already received by Porous.

11.4 Survival. Notwithstanding the expiration or termination of this Agreement, the indemnification obligations under Sections 8.2, 10.1 and
         13.1 will continue until all applicable statutes of limitations have run. Porous's obligations under Section 2.2 and WTC's obligations under
         Section 12.1 will survive the expiration or termination of this Agreement.

                                   ARTICLE XII
                         CONFIDENTIALITY AND DEVELOPMENT

12.1 Porous Information. Other than the WTC Information, all information, drawings, research materials, equipment and apparatus designs and other confidential documents disclosed or delivered to WTC by Porous pursuant to this Agreement, as well as the terms of this Agreement and all knowledge of the business relationship between WTC and Porous (collectively, the "Porous Information"), shall be treated by WTC as confidential information of Porous and WTC must use all reasonable efforts to prevent the disclosure of the Porous Information to third parties by WTC, its officers and employees, without the prior written consent of Porous.

12.2 No WTC Obligation. Notwithstanding the provisions of Section 12.1, WTC is not under any obligation to preserve the confidentiality of, or be restricted in the use of, any information which

         (A) becomes generally available to the public other than as a result of a disclosure by WTC or WTC's directors, officers, employees, agents or advisors, or

         (B) becomes available to WTC on a non-confidential basis from a source other than Porous, its officers, employees, agents, or its advisors, provided that such source is not bound by a confidentiality agreement with or other obligation of secrecy to Porous or another party.

                                  ARTICLE XIII

                             [INTENTIONALLY DELETED]

                                   ARTICLE XIV
                                ASSIGNMENT; SALE

14.1 Limitation on Assignments. This Agreement and the rights and obligations hereunder are personal to the parties hereto and may not be assigned in whole or in part by either party without the prior written consent of the other, provided that either party may assign this Agreement in connection with a sale of all or substantially all of its assets (a "Business Sale") if the assignee assumes this Agreement by means of a written instrument delivered to the other party to this Agreement. No such assignment shall relieve the assigning party of its obligations under this Agreement to the other party to the Agreement.

14.2 Termination Fee. In the event of a Business Sales by WTC, WTC shall have the right to terminate this Agreement by payment to Porous of a termination fee (the "Termination Fee") in an amount calculated jointly and in good faith by WTC and Porous as follows:

         (A) Monthly Earnings. "Monthly Gross Earnings" means (i) Net Gross of Porous for the 12- month period ending on the last day of the month immediately preceding the Business Sale, divided by
                  (ii) twelve.

         (B) Gross Earnings. "Gross Earnings" means, for any period of calculation, Porous's gross sales, less returns and discounts, of Filters sold to WTC, less Porous's cost of goods sold, less the direct labor and production expenses associated with those gross sales (including, without limitation, the depreciation and amortization expense associated with the production of the Filters), all as determined in accordance with generally accepted accounting principals (consistently applied with prior periods) for such period.

         (C) Termination Fee. The Termination Fee must equal the present value (based on an annual discount rate equal to one-half of one percent above the prime or reference rate of First Bank National Association then in effect) of the Monthly Gross Earnings, under the assumption that Porous would have earned the Monthly Gross Earnings in each month remaining in the Term, including the month in which the Business Sale is closed.

14.3 Termination. Upon payment of the Termination Fee, this Agreement will immediately terminate, neither WTC nor Porous will have any further obligations or rights under this Agreement, and Porous shall return to WTC and make no further use of the WTC Information.

14.4 Porous. Porous must not assign its rights or delegate its duties under this Agreement without WTC's prior written consent, which consent may not be unreasonably withheld. Porous must not permit the assignment of any of its rights or the delegation of any of its obligations under this Agreement by operation of law or otherwise. If Porous breaches this Section 14.4, this Agreement will immediately terminate and neither WTC nor Porous will have any further rights or obligations under this Agreement.

14.5 Generally. For purposes of this Article XIV, an assignment of rights and a delegation of duties includes the sale or transfer of all or a controlling quantity of the stock of one of the parties or the sale of that party's entire business or substantially all of that party's assets.

                                   ARTICLE XV
                       DISSOLUTION, BANKRUPTCY, INSOLVENCY

         If WTC (i) is dissolved or becomes insolvent (as that term is defined in the United States Bankruptcy Code), (ii) voluntarily commences, or there is commenced involuntarily against WTC (and such action remains undismissed for a period of 60 days), a case under the United States Bankruptcy Code, or (iii) ceases to manufacture the Systems, then (A) Porous will have the right to manufacture and market the Systems throughout the world, and WTC must grant Porous a perpetual, non-exclusive, royalty-free license to manufacture and market the Systems upon any such event and (B) Porous may use the WTC Information solely for its own use and may disclose WTC Information to those Porous employees and agents for whom the WTC Information is essential for the production and marketing of the Systems by Porous and (C) Porous will have no further obligations under Section 2.2(C).

                                   ARTICLE XVI
                                  MISCELLANEOUS

16.1 Notices. All notices required or permitted to be given under this Agreement must be in writing and are deemed given when delivered in person, or three business days after being deposited in the United States mail, postage prepaid, registered or certified, addressed as set forth below, or on the next business day after being deposited with a nationally- recognized overnight courier service addressed as set forth below, or upon dispatch if sent by facsimile with telephonic confirmation of receipt from the intended recipient to the telecopy number set forth below:

         (A)      If to WTC, addressed to:

                  WTC Industries, Inc.
                  14405 - 21st Avenue North
                  Minneapolis, Minnesota 55447
                  Attention: Robert C. Klas, Sr.
                  Facsimile No. (612) 473-1712

                  with a copy to:

                  Lindquist & Vennum P.L.L.P.
                  80 South 8th Street
                  4200 IDS Center
                  Minneapolis, Minnesota 55402
                  Attention: Richard D. McNeil
                  Facsimile No. (612) 371-3207

         (B)      To Porous, addressed to:

                  Porous Media Corporation
                  1350 Hammond Road
                  St. Paul, Minnesota 55110
                  Attention: Michael/Patrick Spearman
                  Facsimile No. (612) 653-2230

                  with a copy to:

                  Robins, Kaplan Miller & Ciresi
                  2800 LaSalle Plaza
                  800 LaSalle Avenue
                  Minneapolis, Minnesota 55402
                  Attention: Robert J. Tansey, Jr.
                  Facsimile No. (612) 339-4181

         or to such other address or to such other person as WTC or Porous shall have last designated by notice given in accordance with the provisions of this Section 16.1, except that any notice of a change of address will not be deemed effective until actually received by the party to whom notice is directed.

16.2 Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, must not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same will continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver is effective unless it is in writing and signed by an authorized representative of the waiving party.

16.3 Successors and Assigns. This Agreement shall apply to, benefit and bind not only the parties to this Agreement but also their respective permitted assigns and successors in interest.

16.4     Entire Agreement; Written Modification Only; Severability.

         (A) This Agreement constitutes the entire agreement between Porous and WTC concerning the subject matter hereof. This Agreement supersedes all prior communications, statements, representations and understandings, whether oral or written, on the subject matter hereof, including, but not limited to, that certain Agreement between Porous and WTC Industries, Inc. dated April 21, 1994. Porous shall not be bound by any additional or different terms in WTC's purchase order unless specifically agreed to by Porous and WTC.

         (B) This Agreement may only be amended or modified by a writing signed by a duly authorized officer of WTC and Porous and that writing states expressly the parties' intent to modify this Agreement. Neither prior course of dealing, trade usage nor performance is a modification except as expressed in an appropriate signed writing.

         (C) The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then (i) such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable; or (ii) if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

16.5 Headings and Captions. The headings and captions of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

16.6 Governing Law; Statute of Limitations. This Agreement shall be construed in accordance with, and governed by, the internal laws of the State of Minnesota, including, without limitation, the provisions of the Uniform Commercial Code as adopted by the state of Minnesota, without regard to that state's provisions for conflict of laws. Whenever a term defined in the applicable provisions of the Uniform Commercial Code is used herein, the definition contained in such provisions shall control. Any action for breach of this Agreement must be commenced within one (1) year after the cause of action has accrued unless such provision is not permitted by applicable law.

16.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which is an original and all of which together constitute but one agreement.

16.8 Non-exclusivity. Except as provided in Article IX, the rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive and are in addition to any and all rights, remedies, powers and privileges granted by law, rule, regulation or instrument.

16.9 Third Parties. Except as provided in Sections 8.1 and 10.1, nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any other person other than the parties to this Agreement and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement and this Agreement is not intended to and does not create any third party beneficiary rights whatsoever.

16.10 Force Majeure. In the event that either party to this Agreement is unable to perform any obligation under this Agreement due to Acts of God, acts of the public enemy, or other unforseen circumstances beyond its control, in each case that could not reasonably have been anticipated and do not involve any negligence on the part of the party who is thus unable to perform, the performance of such obligation under this Agreement shall be temporarily excused during the period of such inability to perform.


                                                     ACCEPTED AND AGREED TO:

                                                     POROUS MEDIA CORPORATION


                                       By ______________________________________
                                       Its _____________________________________


                                                     WTC INDUSTRIES, INC.


                                       By ______________________________________
                                       Its _____________________________________


                                                                      Schedule 7


                              PERFORMANCE STANDARDS


         When tested according to NSF International Standard 53, the filters must reduce the number of 3- to 4- micrometer particles from an influent challenge level of at least 50,000 per milliliter by at least 99.95%.